Exhibit 99

Summary of Executive Compensation

Name and Principal Positions	2006 Base Salary

Mr. Thomas J. Schwartz, Group President Commercial Banking	$394,100
Mr. Michael L. Scudder, Executive Vice President and Chief Financial Officer	$322,850
Mr. Steven H. Shapiro, Executive Vice President and Corporate Secretary	$245,500
Mr. Mark D. Dietrich, Executive Vice President and Chief Operations Officer	$223,900

Each of these officers is also eligible to receive certain benefits and to participate in the Company's employee benefit plans applicable to executive officers, including the Company's Savings and Profit Sharing Plan, Pension Plan, Short-Term Incentive Compensation Plan, the Omnibus Stock and Incentive Plan, and Nonqualified Retirement Plan in accordance with the terms and conditions of such plans. These officers are also parties to Indemnification Agreements and Employment Agreements that, among other things, entitle them to payments upon severance or upon a change-in-control.